Exhibit 3.2 1 AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE SENIOR PREFERRED STOCK OF LANZATECH GLOBAL, INC. Pursuant to Section 242 of the General Corporation Law of the State of Delaware Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), LanzaTech Global, Inc., a corporation duly organized and validly existing under the DGCL (the “Issuer” or the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following: WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Issuer (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of preferred stock, par value $0.0001 per share, of the Issuer in one or more series; and expressly authorizes the Board of Directors of the Issuer, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL; and WHEREAS, on May 7, 2025, the Company filed a Certificate of Designation (the “Original Certificate of Designation”) for purposes of issuing shares of Preferred Stock, with a par value of $0.0001 per share, designated as a series known as Series A Convertible Senior Preferred Stock, with each such share having the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions, as set forth in the Original Certificate of Designation; and WHEREAS, in accordance with Section 242 of the DGCL, the Board of Directors approved and adopted the following resolution for the purpose of amending and restating the terms of the Original Certificate of Designation, and such resolution was subsequently approved by the holders of a majority of the voting power of the outstanding stock entitled to vote thereon. NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly vested in the Board and in accordance with the provisions of the Certificate of Incorporation and the DGCL, the Original Certificate of Designation shall be amended and restated, such that the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock shall be, as follows:

2 1. Designation. A total of 20,000,000 shares of Preferred Stock, with a par value of $0.0001 per share, shall be designated as a series known as Series A Convertible Senior Preferred Stock (the “Series A Preferred Stock”), with each such share having an initial original issue price (“Original Issue Price”) of $2.00 per share, which Series A Preferred Stock will have the respective designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions set forth in this Certificate of Designation. 2. Ranking; Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. (a) Ranking Generally. The Series A Preferred Stock shall rank senior to the Junior Stock in priority of payment in all respects, including with respect to (i) distribution of assets, (ii) distributions in connection with any Liquidation Event or Deemed Liquidation Event, and (iii) all other redemption rights. (b) Preferential Payments to Holders of Preferred Stock. In the event of, as applicable, (i) any Liquidation Event, the Holders shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, which may include any distribution made pursuant to a plan under chapter 11 of the Bankruptcy Code (or its equivalent), and (ii) any Deemed Liquidation Event, the Holders shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, in each case, on a pari passu basis and before any payment shall be made to the holders of Junior Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the greater of (A) the Liquidation Value as of such date of determination, (B) such amount per share as would have been payable had all shares of such Series A Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidation Event or Deemed Liquidation Event, and, solely with respect to a Liquidation Event, (C) the Redemption Price, as applicable (the amount payable pursuant to this sentence is hereinafter referred to as the “Payment Amount”). If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the Holders the full Payment Amount to which they shall be entitled under this Section 2(b), the Holders shall share ratably in any distribution of the assets available for distribution, on a pari passu basis and in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. (c) Effecting a Deemed Liquidation Event. The Company shall not have the power to effect a Deemed Liquidation Event, and shall not effect a Deemed Liquidation Event, unless the definitive agreement or plan with respect to such transaction or the terms of such transaction (any such agreement, plan or terms, the “Transaction Document”) provides that the consideration payable to the stockholders of the Company in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Company in accordance with this Section 2. (d) Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Company upon any merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to the Deemed Liquidation Event or the Liquidation Event, as applicable. The value of such property, rights or securities shall be determined in good faith by the Board of Directors, including the approval of the Series A Director (if then-serving). (e) Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event or a Liquidation Event, as applicable, if any portion of the consideration payable to the stockholders of the Company is payable only upon satisfaction of contingencies (the “Additional

3 Consideration”), the Transaction Document shall provide that: (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 2(b) and 2(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event or Liquidation Event; and (ii) any Additional Consideration that becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 2(b) and 2(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(e), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event or Liquidation Event shall be deemed to be Additional Consideration. 3. Voting. (a) Generally. Except as otherwise required by law and subject to the last sentence of this Section 3(a), on any matter presented to the stockholders of the Company for their action or consideration at any meeting of the stockholders of the Company (or by written consent of stockholders in lieu of a meeting, if so permitted under the Certificate of Incorporation and the Company’s Bylaws), each Holder of outstanding shares of Series A Preferred Stock shall be entitled to cast three votes for each share of Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible (as provided in Section 5) as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Designation or the Certificate of Incorporation and subject to the last sentence of this Section 3(a), Holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis. Notwithstanding anything to the contrary in this Section 3(a), prior to receipt of the Requisite Stockholder Approvals, the voting power of the Series A Preferred Stock shall not exceed, in the aggregate, the Share Conversion Cap or the Charter Cap. (b) Election of the Series A Director. At all times when at any shares of Series A Preferred Stock remain outstanding, the holders of record of the shares of the Series A Preferred Stock, exclusively and voting together as a separate class on an as-converted to Common Stock basis, shall be entitled to elect one director of the Company (the “Series A Director”) and to fill any vacancies created by the resignation, removal or death of the Series A Director (and any replacement thereof). For the avoidance of doubt, the Series A Director shall not be included in any of the classes created pursuant to Article V of the Certificate of Incorporation. The Series A Director shall have the right, but not the obligation, to serve on (i) all Subsidiary Boards and (ii) all committees and sub-committees of the Board of Directors or any Subsidiary Board, if any, when any such committees or sub-committees are established by the Board of Directors or the Subsidiary Boards, as applicable. The Series A Director may be removed without cause by, and only by, the affirmative vote of the Majority Holders, exclusively and voting together as a separate class on an as-converted to Common Stock basis. 4. Dividends. (a) Generally. Subject to Section 4(c), no dividends (including the Dividend Accruals (as defined in Section 4(b)) shall be declared or paid on the Series A Preferred Stock. No dividend shall be declared or paid, or any other distribution made, on any Junior Stock, except in accordance with Section 8. (b) Dividend Accrual. From and after the Initial Issue Date, preferential cumulative dividends (“Dividend Accruals”) shall accrue on each share of Series A Preferred Stock outstanding on a daily basis in arrears at the Dividend Rate. Dividend Accruals with respect to each Dividend Period shall be the sum of the dividends calculated on a daily basis during such period. The daily dividend shall be

4 calculated as the product of (i) the Liquidation Value of each share of the Series A Preferred Stock outstanding as of the Dividend Accrual Date for such Dividend Period, and (ii) 8% (the “Dividend Rate”) for each day elapsed during such Dividend Period divided by 360. Dividends will accrue quarterly in arrears on each Dividend Accrual Date and, once accrued, shall not be declared or paid but shall instead be added to the Liquidation Value of such share of Series A Preferred Stock as of the applicable Dividend Accrual Date. For the avoidance of doubt, Dividend Accruals will be deemed to have accrued as of the Initial Issue Date notwithstanding the subsequent amendment and restatement of the Original Certificate of Designation. (c) Dividends or Distributions on Common Stock. Holders of Series A Preferred Stock shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on Common Stock as if the shares of Series A Preferred Stock were converted into shares of Common Stock (as provided in Section 5) as of the record date for such dividend or distribution. 5. Conversion. (a) Conversion Right; Conversion Ratio. Subject to applicable law, each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof (with respect to the shares of Series A Preferred Stock then held by the Holder) or at the option of the Majority Holders on behalf of all Holders (with respect to all shares of Series A Preferred Stock then outstanding), at any time, and without the payment of additional consideration by the Holder thereof, into one fully paid and non-assessable share of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock and/or the Common Stock, including the Reverse Stock Split). Notwithstanding anything to the contrary in this Certificate of Designation, prior to the receipt of the Requisite Stockholder Approvals, the aggregate number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be subject to, and shall not exceed, the Share Conversion Cap or the Charter Cap. (b) Mechanics of Conversion. (i) Notice of Conversion. In order for a Holder or the Majority Holders (on behalf of all Holders), as applicable, to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, (A) such Holder or the Majority Holders, as applicable, shall provide written notice to the Company’s transfer agent at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent) that (x) such Holder elects to convert all or any number of such Holder’s shares of Series A Preferred Stock or (y) the Majority Holders elect to convert all, but not less than all, of the then- outstanding shares of Series A Preferred Stock, as applicable, and, if applicable, any event on which such conversion is contingent and (B) if any converting Holder’s shares are certificated, such Holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent). Such notice shall state such Holder’s name and the names of the nominees in which such Holder wishes the shares of Common Stock to be issued. If required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered Holder or his, her or its attorney duly authorized in writing. The close of business, Eastern Time, on the date of receipt by the transfer agent (or by the Company if the Company serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall

5 be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Company shall, as soon as practicable after the Conversion Time, issue and deliver to the converting Holder or Holders, or to their nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Preferred Stock represented by the surrendered certificate that were not converted into Common Stock or, if such shares are uncertificated, register such shares in book-entry form. Delivery of the Common Stock upon conversion pursuant to Section 5(a) shall be deemed to fully satisfy and discharge any obligation with respect to accrued Dividend Accruals on such converted shares of Series A Preferred Stock as of the Conversion Time. (ii) Reservation of Shares. The Company shall at all times following receipt of the Requisite Stockholder Approvals and so long as any shares of Series A Preferred Stock remain outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. If at any time following receipt of the Requisite Stockholder Approvals the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. (iii) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except the right of the Holders thereof to receive shares of Common Stock in exchange therefor. (iv) Taxes. The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of Series A Preferred Stock pursuant to this Section 5. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid. 6. Mandatory Redemption. (a) Redemption Offer. Subject to applicable law, upon (i) any Change of Control, (ii) any Liquidation Event, (iii) (A) the Company or any Material Subsidiary consenting to the institution of any Liquidation Event or (B) the Company or any Material Subsidiary obtaining approval from the Board of Directors or a Subsidiary Board, as applicable, to institute or consent to the institution of any Liquidation Event, (iv) direction from the Board of Directors, any Subsidiary Board or any Company representative acting with valid authority to file a Voluntary Petition for Non-Individuals Filing for Bankruptcy to commence a case under the Bankruptcy Code (each of the events in the foregoing clauses (i)-(iv), an “Automatic Redemption Event” and each of the events in the foregoing clauses (ii)-(iv) an “Automatic Exchange Event”), (v) any Deemed Liquidation, (vi) any Insufficient Capitalization Event, (vii) any

6 Uncured Company Breach, or (viii) any failure to obtain the Specified Consent on or prior to June 6, 2025 (each of the events in the foregoing clauses (i)-(viii), a “Mandatory Redemption Event”), the Company shall make an irrevocable and unconditional offer (a “Redemption Offer”) to all Holders, prior to or upon the occurrence of such Mandatory Redemption Event, as applicable, to redeem all (or part, if applicable, in the case of a Deemed Liquidation Event) of the then-outstanding shares of Series A Preferred Stock (such redemption, a “Mandatory Redemption”) on the applicable date determined in accordance with Section 6(b) (the “Mandatory Redemption Date”), in cash or for such other consideration as set forth in this Section 6(b), at a price per share of Series A Preferred Stock equal to the then applicable Redemption Price with respect to each such share of Series A Preferred Stock. Except as otherwise provided in Section 6(b), such Redemption Offer may be accepted by the Majority Holders (in their sole and absolute discretion), on behalf of all Holders, by delivery of written notice to the Company (an “Exercise Notice”); provided, however, that in the case of a Change of Control, at the election of the Majority Holders (in their sole and absolute discretion), exercisable by delivery of an Exercise Notice to the Company, in lieu of receiving the Redemption Price in respect of the shares of Series A Preferred Stock, the Holders shall be entitled to receive the applicable portion of the consideration payable to all stockholders of the Company upon such Change of Control, determined in accordance with Section 2; provided, further, in connection with any Deemed Liquidation Event consummated by the Company with the prior affirmative vote or written consent of the Majority Holders, to the extent required by Section 8, the Company shall redeem the maximum aggregate number of shares of Series A Preferred Stock, on a pari passu basis, that can be redeemed with the Deemed Liquidation Event Proceeds, and all other Series A Preferred Stock shall remain outstanding in accordance with the terms and conditions hereof (including with respect to redemption rights). If, on the Mandatory Redemption Date, the Company is prohibited by law from redeeming all shares of Series A Preferred Stock held by all Holders, then the Company shall redeem such Series A Preferred Stock to the fullest extent not so prohibited, on a pari passu basis. (b) Redemption Offer Mechanics. (i) With respect to any Automatic Redemption Event or Deemed Liquidation, the corresponding Mandatory Redemption shall, to the fullest extent permitted by law, be consummated concurrently with the occurrence of such Automatic Redemption Event or Deemed Liquidation, as applicable, (unless otherwise agreed by the Company and the Majority Holders (in their sole and absolute discretion)), and without the delivery of an Exercise Notice or any other action by the Majority Holders (other than in the event of a Change of Control, if applicable) and without the need for any action by the Company. (ii) With respect to an Automatic Exchange Event, all outstanding shares of Series A Preferred Stock shall, to the fullest extent permitted by law, be deemed automatically surrendered to the Company, redeemed and extinguished in exchange for, in a tax-efficient manner reasonably acceptable to the Majority Holders, one or more Promissory Notes, without the delivery of an Exercise Notice or any other action by the Holders and any lack of action or action to the contrary shall not affect the effectiveness of the exchange as to such Series A Preferred Stock into the Promissory Note(s). Upon the Automatic Exchange Event, such shares of Series A Preferred Stock will be deemed to have been redeemed, whether or not the certificates for such shares of Series A Preferred Stock have been surrendered for redemption and canceled, and Dividend Accruals with respect to such redeemed shares of Series A Preferred Stock shall cease to accumulate and all designations, rights, preferences, powers, qualifications, restrictions and limitations of such redeemed shares of Series A Preferred Stock shall forthwith terminate. (iii) With respect to any Insufficient Capitalization Event, upon delivery of an Exercise Notice by the Majority Holders to the Company, the corresponding Mandatory Redemption shall, to the fullest extent permitted by law, be consummated concurrently with the

7 occurrence of such Insufficient Capitalization Event (unless otherwise agreed by the Company and the Majority Holders (in their sole and absolute discretion)). (iv) With respect to any Uncured Company Breach, upon delivery of an Exercise Notice by the Majority Holders to the Company, the corresponding Mandatory Redemption shall, to the fullest extent permitted by law, be consummated no later than five Business Days following the occurrence of such Uncured Company Breach (unless otherwise agreed by the Company and the Majority Holders (in their sole and absolute discretion)). (v) If the Company is prohibited by law from redeeming all shares of Series A Preferred Stock held by all Holders upon a Mandatory Redemption, then the Company shall redeem the maximum aggregate number of shares of Series A Preferred Stock permitted by law, on a pari passu basis. Any shares of Series A Preferred Stock that are not redeemed pursuant to the immediately preceding sentence shall remain outstanding and entitled to all of the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock set forth in this Certificate of Designation, including the right to continue to accumulate Dividend Accruals thereon as set forth in Section 4 and, under such circumstances, the redemption requirements provided hereby shall be continuous, so that at any time thereafter when the Company is not prohibited by law from redeeming such shares of Series A Preferred Stock, the Company shall immediately redeem such shares of Series A Preferred Stock at a price per share of Series A Preferred Stock equal to the Redemption Price as of the Mandatory Redemption Date in accordance with this Section 6 (or, in the case of a Change of Control, as otherwise elected), together with payment of an amount equal to the additional accumulated Dividend Accruals following the Mandatory Redemption Date. (vi) At least seven days prior to the date on which the Company commences a Redemption Offer (or as promptly as practicable if the Board of Directors is not aware of such impending Mandatory Redemption Event as of such date), the Company shall send a notice (the “Mandatory Redemption Notice”) to each Holder, which shall state: (A) that a Redemption Offer is being made (or is reasonably contemplated to be made) and that shares of Series A Preferred Stock will be subject to redemption pursuant to this Section 6; (B) (1) the Redemption Price, (2) the bank or trust company with which the aggregate Redemption Price shall be deposited on or prior to the Mandatory Redemption Date and (3) the Mandatory Redemption Date (or, to the extent not ascertainable at the time of such notice, a good faith estimate of the Mandatory Redemption Date); and (C) a reasonably detailed description of the Mandatory Redemption Event, including the terms and conditions thereof. (vii) On or before any Mandatory Redemption Date, except with respect to Automatic Exchange Events, the Company shall deposit the amount of the applicable aggregate Redemption Price with a bank, trust company or exchange agent having an office in New York City irrevocably in trust for the benefit of such Holders. On the Mandatory Redemption Date, except with respect to Automatic Exchange Events, the Company shall, to the fullest extent permitted by law, immediately cause to be paid in cash the applicable Redemption Price for such shares of Series A Preferred Stock to such Holders. Upon such payment in full, such shares of Series A Preferred Stock will be deemed to have been redeemed, whether or not the certificates for

8 such shares of Series A Preferred Stock have been surrendered for redemption and canceled, and Dividend Accruals with respect to such redeemed shares of Series A Preferred Stock shall cease to accumulate and all designations, rights, preferences, powers, qualifications, restrictions and limitations of such redeemed shares of Series A Preferred Stock shall forthwith terminate. (viii) In case fewer than all shares of Series A Preferred Stock represented by any certificate are redeemed in accordance with this Section 6, new certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the Holder thereof. (ix) The Company shall comply, to the extent applicable, with the requirements of Section 14 of the Exchange Act and any other securities laws (or rules of any exchange on which any Series A Preferred Stock are then listed) in connection with a redemption under this Section 6. To the extent there is any conflict between the notice or other timing requirements of this Section 6 and the applicable requirements of Section 14 of the Exchange Act, Section 14 of the Exchange Act shall govern. (c) Company Efforts. The Company shall take such actions as are necessary to give effect to the provisions of this Section 6, including (i) in the case of a Deemed Liquidation Event, irrevocably and unconditionally offering each Holder the right to require the Company to redeem Series A Preferred Stock held by such Holder with an aggregate Redemption Price not to exceed the Deemed Liquidation Event Proceeds, in connection with and as a condition to such Deemed Liquidation Event, for a price per share of Series A Preferred Stock, payable in cash, equal to the Redemption Price (or the right to receive the applicable portion of the consideration payable to all stockholders of the Company pursuant to Section 2), and (ii) in the event the Company is prohibited by law from redeeming or is otherwise unable to redeem any shares of Series A Preferred Stock in connection with any Mandatory Redemption Event on the Mandatory Redemption Date, taking any action necessary or appropriate to remove promptly any impediments to its ability to redeem such shares of Series A Preferred Stock required to be so redeemed, including, to the extent not prohibited by law, (A) reducing the stated capital of the Company or revaluing the assets of the Company to their fair market values under Section 154 of the DGCL if such revaluation would create surplus sufficient to make all or any portion of such Mandatory Redemption Event payment, and (B) borrowing the cash necessary to make such Mandatory Redemption Event payment. In the event of any Deemed Liquidation Event in which the Company is not the continuing or surviving corporation or entity, and the Series A Preferred Stock will remain outstanding at the continuing or surviving corporation or entity, proper provision shall be made so that such continuing or surviving corporation or entity shall agree to carry out and observe the obligations of the Company under this Certificate of Designation. (d) No Call Right. Notwithstanding anything to the contrary in this Certificate of Designation, none of the Series A Preferred Stock shall be redeemable at the election of the Company. (e) No Put Right. From and after the date, if any, on which both (i) the Other Financing CPs have been satisfied and (ii) the Warrant Shares (as defined in the Warrant) have been issued, none of the Series A Preferred Stock shall be redeemable at the election of the holders thereof. 7. MFN Terms. If, at any time while any shares of Series A Preferred Stock are outstanding, the Company shall consummate any financing (including any equity securities, debt securities, indebtedness for borrowed money, digital currency, or otherwise), other than the Subsequent Financing, that contain any economic rights, preferences or privileges or consent rights that are more favorable in any respect to the holder(s) thereof as compared to the terms of the Series A Preferred Stock (such more favorable terms, the “MFN Terms”), then (a) the Company shall provide prior written notice thereof to the Holders, together with a description of such financing instrument and the MFN Terms, and (b) upon written request of the Majority Holders, which request must be delivered to the Company within five days of such notice from

9 the Company, the Company shall seek to amend and restate this Certificate of Designation, the Certificate of Incorporation and/or the other organizational documents of the Company to provide for such designations, powers, preferences and privileges in respect of the Series A Preferred Stock that are no less favorable than the MFN Terms. 8. Negative Covenants. (a) For so long as any shares of Series A Preferred Stock are outstanding, without the prior affirmative vote or written consent of the Majority Holders (which may be given, withheld, conditioned or delayed in the sole and absolute discretion of the Majority Holders), the Company shall not (either directly or indirectly, including by merger, consolidation, operation of law or otherwise): (i) consummate any financing (including any Other Financing), except for the Subsequent Financing; (ii) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Company in a manner that adversely affects the rights, powers, preferences or privileges of the Series A Preferred Stock; (iii) create, authorize or issue any new Equity Interests of the Company, or cause or permit any of its subsidiaries to issue any new Equity Interests, in each case, other than the Warrant, the Warrant Shares, the issuance of Common Stock upon conversion of the Series A Preferred Stock, and any Equity Interests issued pursuant to the Subsequent Financing or pursuant to the Company’s employee benefit plans as in effect prior to the Initial Issue Date; (iv) increase or decrease the authorized number of shares of Common Stock (other than pursuant to the Requisite Stockholder Approval), Preferred Stock, or any series thereof; (v) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) as expressly authorized herein and (ii) any repurchases of equity securities issued pursuant to the Company’s employee benefit plans as in effect prior to the Initial Issue Date or repurchases in connection with the termination of an employee of the Company, in each case in the ordinary course of business; (vi) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company (or substantially wholly owned other than de minimis holdings of a second holder required by non-U.S. law), or permit any subsidiary to create, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary, in each case other than to the extent any such transaction constitutes a Deemed Liquidation (disregarding for these purposes the proviso contained in such definition) or a Change of Control; (vii) change the number of votes entitled to be cast, on any matter, by any director or directors on (A) the Board of Directors, (B) the Subsidiary Boards or (C) any committee or sub-committee of the Board of Directors or any Subsidiary Board as may be established from time to time;

10 (viii) incur, or cause or permit any subsidiary of the Company to incur, indebtedness or liens in order to secure any such indebtedness, in each case, except for obligations outstanding as of the Initial Issue Date or obligations the proceeds of which are used solely to redeem all then-outstanding shares of Series A Preferred Stock pursuant to Section 6; (ix) change in any material respect the compensation or benefits of any executive officer of the Company, other than (A) changes pursuant to compensatory arrangements in effect prior to the Initial Issue Date or (B) changes approved by the Board, including the Series A Director (if then-serving); (x) enter into any transaction with any director, officer, employee or stockholder of the Company or any of its subsidiaries, or any of their respective Affiliates or relatives, other than (A) any exercise of rights under this Certificate of Designation or the Investors’ Rights Agreement, (B) the Warrant and the issuance of the Warrant Shares, (C) for payment of reasonable and customary compensation and benefits to employees in the normal course of business, (D) reimbursement to employees and directors for reasonable out-of-pocket expenses, and (E) as set forth in the Company’s reports, registration statements or other disclosures filed or furnished to the SEC after January 1, 2024, in each case, that were publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System prior to the date of this Certificate of Designation; (xi) sell, lease, transfer, exclusively license or otherwise dispose of any material assets of the Company or any of its subsidiaries, taken as a whole (in a single transaction or series of related transactions), other than (i) transactions (including, for the avoidance of doubt, any Deemed Liquidation Event), the proceeds of which are distributed in accordance with Section 2, (ii) the LanzaX proposed transaction and the LanzaTech Nutritional Protein transaction, in each case as publicly announced prior to the Initial Issue Date, (iii) transactions effected between the Company and one of its wholly-owned subsidiaries or between wholly-owned subsidiaries of the Company, (iv) non-exclusive licenses of intellectual property in the ordinary course of business, and (v) any such transactions approved by the Board of Directors, including the Series A Director (if then-serving); (xii) consummate any Investment outside the ordinary course of business; (xiii) change in any material respect the nature of the Company’s or its subsidiaries’ businesses as of the Initial Issue Date, unless approved by the Board of Directors, including the Series A Director (if then-serving); or (xiv) cause or permit any of the Company’s direct or indirect subsidiaries to take any of the foregoing actions, mutatis mutandis. (b) Actions Taken without Approval. Any of the actions or omissions of the Company prohibited by this Section 8 (if taken without the prior written consent of the Majority Holders approving such action or omission) shall be ultra vires, null and void ab initio and of no force or effect. The Company shall not, and shall cause its subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise), by amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its subsidiaries from, any provision of this Certificate of Designation or any other Related Agreement or through any Mandatory Redemption Event, any disposition or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other

11 voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designation or any other Related Agreement. 9. Amendments and Waivers. So long as any shares of Series A Preferred Stock remain outstanding, and unless a greater percentage is required by law, the Company shall not, without the affirmative vote or written consent of the Majority Holders, voting separately as one class, amend, alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, or waive the compliance of any of the covenants included in this Certificate of Designation or the Investors’ Rights Agreement; provided, however, that the Company shall not cause or permit any of the following without the consent of each Holder that is disproportionately and adversely affected thereby: (a) reduce the Dividend Rate or alter the timing or method of accrual of any Dividend Accruals pursuant to Section 4; (b) reduce the Liquidation Value; or (c) alter any of the redemption provisions set forth in Section 6, other than with respect to notice periods and other immaterial provisions; provided that any modification or waiver to the definition of “Liquidation Event” shall require the affirmative vote or written consent of the Majority Holders. 10. Cancellation. No shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued, and the Company shall take all necessary action to cause such shares of Series A Preferred Stock immediately to be retired and eliminated from the shares of Series A Preferred Stock which the Company shall be authorized to issue. 11. Rights and Remedies of Holders. Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy. 12. Definitions. As used in this Certificate of Designation, the following terms shall have the meanings specified below: “Additional Consideration” shall have the meaning assigned to such term in Section 2(e). “Affiliate” means, as to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, that, the Company and its subsidiaries shall not be deemed an Affiliate of any Purchaser, and no Purchaser shall be deemed an Affiliate of the Company or any of its subsidiaries. “Automatic Exchange Event” shall have the meaning assigned to such term in Section 6(a). “Automatic Redemption Event” shall have the meaning assigned to such term in Section 6(a). “Available Proceeds” means the Deemed Liquidation Event Proceeds, together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by provisions of the DGCL governing distributions to stockholders. “Bankruptcy Code” means title 11 of the United States Code, as now and hereafter in effect, or any successor statute.

12 “Board of Directors” means, as to the Company, the board of directors or other governing body of the Company (including any committee thereof delegated authority to consider strategic alternatives, including any Liquidation Event, whose resolutions or approval is not subject to approval of such board or governing body), and the term “directors” means members of the Board of Directors. “Business Day” means each day that is not a Legal Holiday. “Certificate” shall have the meaning assigned to such term in the recitals hereof. “Certificate of Designation” shall have the meaning assigned to such term in the recitals hereof. “Certificate of Incorporation” shall have the meaning assigned to such term in the recitals hereof. “Change of Control” means any transaction or series of related transactions, other than (a) the issuance of the Series A Preferred Stock and the exercise of the Warrant and (b) the Subsequent Financing, pursuant to or as a result of which a single party (or group of parties) that does not hold a majority of the Company’s outstanding voting power as of the Initial Issue Date acquires Equity Interests representing a majority of the Company’s outstanding voting power. “Charter Cap” means, as of any time prior to the receipt of Requisite Stockholder Approval, 600,000,000 shares of Common Stock. “Common Stock” means any shares of common stock of the Company. “Company” shall have the meaning assigned to such term in the recitals hereof. “Conversion Time” shall have the meaning assigned to such term in Section 5(b)(i). “Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally. “Deemed Liquidation” means (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any of its subsidiaries of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or (b) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more Material Subsidiary to a Person that is not a direct or indirect wholly- owned subsidiary of the Company; provided, however, consummation of the LanzaX proposed transaction and/or the LanzaTech Nutritional Protein, in each case as publicly announced prior to the Initial Issue Date, shall not constitute a Deemed Liquidation. “Deemed Liquidation Event” means the occurrence of a Change of Control or a Deemed Liquidation. “Deemed Liquidation Event Proceeds” means the consideration received by the Company or its stockholders pursuant to any applicable Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, any other expenses reasonably related to such

13 Deemed Liquidation Event or any other expenses incident to the dissolution of the Company as provided herein, in each case as determined in good faith by the Board of Directors). “DGCL” shall have the meaning assigned to such term in the recitals hereof. “Dividend Accrual Date” means the last day of each fiscal quarter of the Company following the Initial Issue Date (or, if such date is not a Business Day, the immediately succeeding Business Day). “Dividend Accruals” shall have the meaning assigned to such term in Section 4(b). “Dividend Period” means the period commencing on and including a Dividend Accrual Date that ends on, but does not include, the next Dividend Accrual Date; provided that the initial Dividend Period shall commence on and include the Initial Issue Date and end on, but not include, the first Dividend Accrual Date. “Dividend Rate” shall have the meaning assigned to such term in Section 4(b). “Equity Interests” means capital stock of the Company and all warrants, options or other rights to acquire such capital stock. “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Exercise Notice” shall have the meaning assigned to such term in Section 6(a). “fair market value” means with respect to any investment, asset, property or liability, the value of the consideration obtainable in a sale of such investment, asset, property or liability at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, investment, property or liability as determined in good faith by the Board of Directors. “FASB” means the Financial Accounting Standards Board. “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, as in effect from time to time. “Holder” means, as of the relevant date, any Person that is the holder of record of at least one share of Series A Preferred Stock, as of such date. “Initial Consideration” shall have the meaning assigned to such term in Section 2(e). “Initial Issue Date” means May 7, 2025. “Insufficient Capitalization Event” means the occurrence of either of the following events: (a) the Stockholder Meeting is not held prior to the Stockholder Approval Deadline; or (b) if, at any time after the Stockholder Meeting, there is not a sufficient number of shares of Common Stock duly authorized for the exercise of the Warrant and the consummation of the Subsequent Financing.

14 “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person of or in the capital stock, indebtedness or other equity or debt interest of another Person, whether by means of (a) the purchase or other acquisition of capital stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. “Investors’ Rights Agreement” means the Investors’ Rights Agreement, dated as of the Initial Issue Date (as amended, restated, supplemented or otherwise modified from time to time), by and among the Company and the Holders party thereto. “Issuer” shall have the meaning assigned to such term in the recitals hereof. “Junior Stock” means all Equity Interests, other than the Series A Preferred Stock, outstanding at any time or from time to time. “Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required or authorized to be open in the State of New York. “Liquidation Event” means: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Material Subsidiary, or of all or substantially all of the property or assets of the Company or any Material Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for all or substantially all of the property or assets of the Company or any Material Subsidiary or (iii) the winding-up or liquidation of the Company or any Material Subsidiary, and in the case of any proceeding described in this clause (a), such proceeding or petition shall continue in effect and undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (b) the Company or any Material Subsidiary (i) voluntarily commencing any proceeding or filing any petition seeking relief under any Debtor Relief Law, (ii) consenting to the institution of, or failing to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (a) above, (iii) applying for or consenting to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for all or substantially all of the property or assets of the Company or any Material Subsidiary, or (iv) making a general assignment for the benefit of creditors, and in the case of any proceeding described in this clause (b), such proceeding or petition shall continue in effect and undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or (c) any other voluntary or involuntary reorganization, restructuring, recapitalization, liquidation, dissolution or winding up of the Company or a Material Subsidiary, regardless of whether such transaction(s) is effectuated in an insolvency proceeding, including a case under chapter 11 of the Bankruptcy Code. “Liquidation Value” means, as of any date of determination and with respect to each share of Series A Preferred Stock, the sum of (a) $2.00, plus (b) any accumulated Dividend Accruals on such share added to the Liquidation Value as provided in Section 4(b), plus (c) any accumulated Dividend Accruals on such share from the last Dividend Accrual Date up to, and including, such date (to the extent not part of the Liquidation Value of such share as of such date). “Majority Holders” means, as of any date of determination, the Holders holding a majority of the then outstanding shares of Series A Preferred Stock.

15 “Mandatory Redemption” shall have the meaning assigned to such term in Section 6(a). “Mandatory Redemption Date” shall have the meaning assigned to such term in Section 6(a). “Mandatory Redemption Event” shall have the meaning assigned to such term in Section 6(a). “Mandatory Redemption Notice” shall have the meaning assigned to such term in Section 6(b)(vi). “Material Subsidiary” means any direct or indirect subsidiary of the Company that holds assets that have an aggregate fair market value of more than $1,000,000. “MFN Terms” shall have the meaning assigned to such term in Section 7. “Nasdaq Stockholder Approval” means the receipt by the Company of the requisite approval from its stockholders in accordance with Nasdaq Stock Market Rule 5635: (a) to issue more than 19.9% of its outstanding shares of Common Stock, as outstanding before such issuance, and at an issue price below the “minimum price” in connection with settlement of conversions of the Series A Preferred Stock, the exercise of the Warrant and the issuance of the Warrant Shares and the issuance of shares of Common Stock pursuant to the Subsequent Financing; and (b) to effect any “change of control” under Nasdaq Stock Market Rule 5635 in connection with settlement of conversions of the Series A Preferred Stock, the exercise of the Warrant and the issuance of the Warrant Shares, and the issuance of shares of Common Stock pursuant to the Subsequent Financing. “Original Certificate of Designation” shall have the meaning assigned to such term in the recitals hereof. “Original Issue Price” shall have the meaning assigned to such term in Section 1. “Other Financing” means a financing, other than a Subsequent Financing; provided, however, for the avoidance of doubt, the Company shall not consummate any Other Financing unless the Other Financing CPs have been satisfied. “Other Financing CPs” means, collectively, that the Company has obtained both (a) the prior affirmative vote or written consent of the Majority Holders (which may be given, withheld, conditioned or delayed in the sole and absolute discretion of the Majority Holders), as required by Section 8(a)(i), and (b) any requisite approval of its stockholders of an amendment to the Certificate of Incorporation to (i) increase the authorized number of shares of Common Stock sufficient to (A) consummate such Other Financing and (B) issue the Warrant Shares, and (ii) set the par value of the Common Stock to an amount equal to the Exercise Price (as defined in the Warrant). “Payment Amount” shall have the meaning assigned to such term in Section 2(b). “Person” means any individual, corporation, limited liability company, partnership (including limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

16 “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up, including, in the case of the Company, the Series A Preferred Stock. “Promissory Note” or “Promissory Notes” shall have the meaning assigned to such terms in the Purchase Agreement. “Purchase Agreement” means the Series A Convertible Senior Preferred Stock Purchase Agreement, dated as of the Initial Issue Date (as amended, restated, supplemented or otherwise modified from time to time), by and among the Purchasers and the Company. “Purchaser” and “Purchasers” shall have the meanings assigned to such terms in the Purchase Agreement. “Redemption Offer” shall have the meaning assigned to such term in Section 6(a). “Redemption Price” means, with respect to each share of Series A Preferred Stock outstanding as of any applicable date of determination, an amount per share of Series A Preferred Stock equal to 1.5x the Liquidation Value as of such date of determination. “Related Agreements” means this Certificate of Designation, the Warrant, the Investors’ Rights Agreement, and the Purchase Agreement. “Requisite Stockholder Approval” means, collectively, (a) the Nasdaq Stockholder Approval and (b) approval by the requisite Company stockholders of one or more amendments to the Certificate of Incorporation (as in effect as of the Initial Issue Date after filing the Certificate of Designation) to (i) authorize that number of shares of Common Stock that is sufficient to consummate (A) the transactions contemplated by the Purchase Agreement, (B) the exercise of the Warrant, and (C) the consummation of the Subsequent Financing, (ii) set the par value of the Common Stock to an amount equal to the Exercise Price (as defined in the Warrant), (iii) provide that the Company’s stockholders may take action by written consent, and (iv) effect a reverse stock split of the Common Stock (taking into account the authorizations in (b)(i)) at a ratio of 100:1 (the “Reverse Stock Split”) and a corresponding decrease in the number of authorized shares of Common Stock. “SEC” means the U.S. Securities and Exchange Commission. “Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. “Series A Preferred Stock” shall have the meaning assigned to such term in Section 1(a). “Share Conversion Cap” means, as of any time prior to the receipt of Nasdaq Stockholder Approval, 39,360,036 shares of Common Stock (as such amount may be proportionately adjusted for any recapitalization, reorganization, reclassification, consolidation, subdivision, split-up, exchange of capital stock or similar event). After the receipt of the Nasdaq Stockholder Approval, the Share Conversion Cap shall no longer be applicable. “Specified Consent” shall have the meaning assigned to such term in the Purchase Agreement.

17 “Stockholder Approval Deadline” means 75 days (or 90 days if the staff of the SEC conducts a review of the applicable preliminary proxy statement) following the Initial Issue Date. “Stockholder Meeting” means a meeting of stockholders of the Company called for the purpose of obtaining the Requisite Stockholder Approvals. “Subsequent Financing” means a bona fide financing, consummated, if at all, no later than 45 calendar days following receipt of the Requisite Stockholder Approvals, pursuant to which the Company sells Common Stock to one or more “accredited investors” (as defined under Rule 501(a) of Regulation D promulgated under the Securities Act) reasonably satisfactory to the Majority Holders, at a price per share of $0.05 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar transaction, including the Reverse Stock Split), payable in cash, with an aggregate original issue price of not less than $35,000,000 and not more than $60,000,000. “Subsidiary Board” means, as to any subsidiary of Company, the board of directors, board of managers or other governing body of the subsidiary of the Company (including any committee thereof delegated authority to consider strategic alternatives, including any Liquidation Event, whose resolutions or approval is not subject to approval of such board or governing body), or if such subsidiary of the Company is owned or managed by a single entity, the board of directors, board of managers or other governing body (including any committee thereof delegated authority to consider strategic alternatives, including any Liquidation Event, whose resolutions or approval is not subject to approval of such board or governing body) of such entity. “Transaction Document” shall have the meaning assigned to such term in Section 2(c). “U.S.” means the United States of America. “Uncured Company Breach” means a material breach by the Company of any of the terms or conditions of this Certificate of Designation or the Investors’ Rights Agreement (which such breach, if capable of being cured, is not cured within 10 Business Days following the first occurrence thereof). “Warrant” or “Warrants” shall have the meaning assigned to such terms in the Purchase Agreement. 13. Interpretation. (a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. (b) The headings are for convenience only and shall not be given effect in interpreting this Certificate of Designation. References herein to any Section or Article shall be to a Section or Article hereof unless otherwise specifically provided. (c) References herein to any law shall mean such law, including all rules and regulations promulgated under or implementing such law, as amended from time to time and any successor law unless otherwise specifically provided. Except as otherwise stated in this Certificate of Designation, references in this Certificate of Designation to any contract(s) or written agreement(s) shall mean such contract or written agreement as in effect on the Initial Issue Date, regardless of any subsequent replacement, refunding, refinancing, extension, renewal, restatement, amendment, supplement or modification thereof or thereto and regardless of whether the Company is, remains, was, or has ever been, a party thereto.

18 (d) The use of the term “pari passu” with respect to the Preferred Stock, shall mean pari passu by reference to the Liquidation Value of such Preferred Stock at the relevant time. (e) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Certificate of Designation, refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation. (f) The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Certificate of Designation. (g) The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non- limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. (h) The word “will” shall be construed to have the same meaning as the word “shall”. With respect to the determination of any period of time, “from” shall mean “from and including”. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. (i) The terms “lease” and “license” shall include “sub-lease” and “sub-license”, as applicable. (j) All references to “$”, currency, monetary values and dollars set forth herein shall mean U.S. dollars. (k) When the terms of this Certificate of Designation refer to a specific agreement or other document or a decision by any Person that determines the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. (l) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Initial Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. (m) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 805, 810 or 825 (or any other part of FASB Accounting Standards Codification having a similar result or effect), to value any indebtedness at “fair value”. [Remainder of page intentionally left blank]

[Signature Page to Certificate of Designation] IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 2nd day of June, 2025. LANZATECH GLOBAL, INC. By: /s/ Jennifer Holmgren___________________ Name: Jennifer Holmgren Title: Chief Executive Officer